UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                             TranSwitch Corporation
                             ----------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    894065101
                                    ---------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 pages



CUSIP NO.  894065101                 13G                 PAGE  2  OF  16  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Aspen Venture Partners, L.P.
          04-3266983
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Jersey, Channel Islands limited partnership
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              --0--shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              21,495 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               --0-- shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              21,495 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,495 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .18%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 16 pages



CUSIP NO.  894065101                 13G                 PAGE  3  OF  16  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Aspen Venture Associates, L.P.
          04-3128426
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware limited partnership
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              --0--shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              21,495 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               --0--shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              21,495 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,495 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .18%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 pages



CUSIP NO.  894065101                 13G                 PAGE  4  OF  16  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Michael J.F. DuCros

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              388 shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              21,495 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               388 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              21,495 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,883 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .18%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 pages



CUSIP NO.  894065101                 13G                 PAGE  5  OF  16  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Alexander P. Cilento

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              988 shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              21,495 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               988 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              21,495 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       22,483 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .19%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 pages



CUSIP NO.  894065101                 13G                 PAGE  6  OF  16  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       E. David Crockett

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              1,088 shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              21,495 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               1,088 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              21,495 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       22,583 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .19%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 16 pages



CUSIP NO.  894065101                 13G                 PAGE  7  OF  16  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Allan R. Ferguson

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              -0- shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              27,583 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               -0- shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              27,583 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,583 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .23%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 16 pages



CUSIP NO.  894065101                 13G                 PAGE  8  OF  16  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Michael A. Henos

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              --0--shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              21,495 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               --0--shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              21,495 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,495 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .18%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 pages



CUSIP NO.  894065101                 13G                 PAGE  9  OF  16  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Nicholas A. Papantonis

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              --0--shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              21,495 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               --0--shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              21,495 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,495 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .18%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 16 pages








ITEM 1 (A).       NAME OF ISSUER:

                  TranSwitch Corporation

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  8 Progress Drive, Shelton, CT  06484

ITEM 2 (A).       NAME OF PERSONS FILING:

                  Aspen Venture Partners, L.P. ("Aspen"), Aspen Venture Associates, L.P. ("AVA"), Alexander P. Cilento ("Cilento"), E. David Crockett ("Crockett"), Michael J.F. DuCros ("DuCros"), Allan R. Ferguson ("Ferguson"), Michael A. Henos ("Henos") and Nicholas A. Papantonis ("Papantonis"). Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis are the general partners of AVA, the sole general partner of Aspen.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Aspen, AVA, Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis is One Post Office Square, Suite 3320, Boston, MA 02109.

ITEM 2 (C).       CITIZENSHIP:

                  Aspen is a limited partnership organized under the laws of Jersey, Channel Islands. AVA is a limited partnership organized under the laws of the State of Delaware. Messrs. Cilento, DuCros, Ferguson, Henos and Papantonis and Dr. Crockett are United States citizens.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.001 par value.

ITEM 2 (E).       CUSIP NUMBER

                  894065101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [     ]       Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b) [     ]       Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                  (c) [     ]       Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.

                  (d) [     ]       Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e) [     ]       Investment  Advisor registered under Section
                                    203 or the Investment Advisors Act of 1940.



                               Page 10 of 16 pages


                  (f) [     ]       Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g) [     ]       Parent Holding  Company,  in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                  (h) [     ]       Group,     in    accordance     with    Rule
                                    13a-1(b)(1)(ii)(H) of the Act.

                  NOT APPLICABLE

ITEM 4.  OWNERSHIP:
                  (a)      Amount Beneficially Owned:

                           Aspen owns beneficially and of record 21,495 shares of Common Stock of TranSwitch Corporation, as of December 31, 1996. AVA, the general partner of Aspen, may be deemed to own beneficially the 21,495 shares of Common Stock held by Aspen. Cilento, Crockett, DuCros, Ferguson, Henos, and Papantonis are general partners of AVA, and each therefore may be deemed to own beneficially the 21,495 shares held by Aspen. Mr. Cilento is the beneficial owner of 988 shares of Common Stock as of December 31, 1996. Dr. Crockett is the beneficial owner of 1,088 shares of Common Stock as of December 31, 1996. Mr. DuCros is the beneficial owner of 388 shares of Common Stock as of December 31, 1996. Mr. Ferguson, jointly with his wife, is the beneficial owner of 6,088 shares of Common Stock as of December 31, 1996.

                  (b)      Percent of Class:

                           Each of Aspen, AVA, DuCros, Henos and Papantonis owns beneficially 0.18% of the Common Stock of TranSwitch Corporation. Each of Mr. Cilento and Dr. Crockett
                           owns beneficially 0.19% of the Common Stock of TranSwitch Corporation. Mr. Ferguson owns beneficially 0.23% of the Common Stock of TranSwitch Corporation. The percentages are based on the 11,869,512 shares of Common Stock reported to be outstanding on October 31, 1996 in the TranSwitch Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

                  (c)      Number of Shares as to which such person has:

                           (i)      sole  power  to vote  or  direct  the  vote:
                                    Aspen:  0; AVA: 0; Cilento:  988;  Crockett:
                                    1,088;  DuCros: 388; Ferguson:  0; Henos: 0;
                                    and Papantonis: 0.

                           (ii)     shared  power to vote or to direct the vote:
                                    Aspen: 21,495; AVA: 21,495; Cilento: 21,495;
                                    Crockett:  21,495; DuCros: 21,495; Ferguson:
                                    27,583;   Henos:   21,495  and   Papantonis:
                                    21,495.

                           (iii) sole power to dispose or to direct the disposition of: Aspen: 0; AVA: 0; Cilento:
                                    988; Crockett: 1,088; DuCros: 388; Ferguson:
                                    0; Henos: 0 and Papantonis: 0.


                               Page 11 of 16 pages



                           (iv) shared power to dispose or to direct the disposition of: Aspen: 21,495; AVA: 21,495;
                                    Cilento: 21,495;  Crockett:  21,495; DuCros:
                                    21,495; Ferguson:  27,583; Henos: 21,495 and
                                    Papantonis: 21,495.

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the common stock.

ITEM (6).         OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  NOT APPLICABLE.

ITEM (7).         IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:

                  NOT APPLICABLE.

                  Not filed pursuant to Rule 13d-1(b).






                               Page 12 of 16 pages



                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997                 ASPEN VENTURE PARTNERS, L.P.

                                          By:  Aspen Venture Associates, L.P.

                                                 By:  /s/ Allan R. Ferguson
                                                    --------------------------
                                                        General Partner


                                          ASPEN VENTURE ASSOCIATES, L.P.

                                          By:  /s/ Allan R. Ferguson
                                             --------------------------
                                              General Partner

                                                              *
                                          ---------------------------
                                          Alexander P. Cilento

                                                              *
                                          ---------------------------
                                          E. David Crockett

                                                              *
                                          ---------------------------
                                          Michael J.F. DuCros

                                                              *
                                          ---------------------------
                                          Allan R. Ferguson

                                                              *
                                          ---------------------------
                                          Michael Henos

                                                              *
                                          ---------------------------
                                          Nicholas A. Papantonis

*By:     /s/ Allan R. Ferguson
     --------------------------
         Allan R. Ferguson
         Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.


                               Page 13 of 16 pages


                                    EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of TranSwitch Corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 1997                 ASPEN VENTURE PARTNERS, L.P.

                                          By:  Aspen Venture Associates, L.P.

                                          By:   /s/ Allan R. Ferguson
                                              --------------------------
                                                   General Partner


                                          ASPEN VENTURE ASSOCIATES, L.P.


                                          By:     /s/ Allan R. Ferguson
                                              --------------------------
                                               General Partner



                                                            *
                                          --------------------------
                                          Alexander P. Cilento



                                                            *
                                          --------------------------
                                          E. David Crockett



                                                            *
                                          --------------------------
                                          Michael J.F. DuCros



                                                            *
                                          --------------------------
                                          Allan R. Ferguson





                               Page 14 of 16 pages




                                                            *
                                          --------------------------
                                          Michael A. Henos



                                                            *
                                          --------------------------
                                          Nicholas A. Papantonis



*By:      /s/ Allan R. Ferguson
         Allan R. Ferguson
         Attorney-in-Fact




--------------------------------------------------------------------------------
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.



                               Page 15 of 16 pages


                                                                      EXHIBIT II

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Allan R. Ferguson and Michael J.F. Du Cros, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.

                            /s/ Alexander P. Cilento
                            --------------------------
                            Alexander P. Cilento

                            /s/ E. David Crockett
                            --------------------------
                            E. David Crockett

                            /s/ Michael J.F. Du Cros
                            --------------------------
                            Michael J.F. Du Cros

                            /s/ Allan R. Ferguson
                            --------------------------
                            Allan R. Ferguson

                            /s/ Michael A. Henos
                            --------------------------
                            Michael A. Henos

                            /s/ Nicholas A. Papantonis
                            --------------------------
                            Nicholas A. Papantonis




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